                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                          Dated as of November 24, 2003

                                  by and among

MARK E. BARRINGTON; GLENN M. HICKS; CAROL HICKS NORCROSS; IRENE HICKS; D. SCOTT MORRISON; LESLIE KAY HOFFMAN; D. SCOTT MORRISON; LESLIE KAY HOFFMAN AS TRUSTEES
   UNDER TRUST AGREEMENT DATED DECEMBER 29, 1987, FOR THE BENEFIT OF D. SCOTT MORRISON; D. SCOTT MORRISON AND LESLIE KAY HOFFMAN AS TRUSTEES UNDER TRUST
  AGREEMENT DATED DECEMBER 31, 1990, FOR THE BENEFIT OF D. SCOTT MORRISON; D. SCOTT MORRISON AND LESLIE KAY HOFFMAN AS TRUSTEES UNDER TRUST AGREEMENT DATED
DECEMBER 29, 1987, FOR THE BENEFIT OF LESLIE KAY HOFFMAN; D. SCOTT MORRISON AND
 LESLIE KAY HOFFMAN AS TRUSTEES UNDER TRUST AGREEMENT DATED DECEMBER 31, 1990, FOR THE BENEFIT OF LESLIE KAY HOFFMAN; AND IRENE HICKS AS TRUSTEE OF THE HICKS
    FAMILY TRUST CREATED UNDER THE WILL OF HENRY C. HICKS, as Shareholders,

   MARK E. BARRINGTON AND D. SCOTT MORRISON, as Shareholders' Representatives,

                                       and

                      DAY INTERNATIONAL, INC., as Purchaser

                                TABLE OF CONTENTS

                                            ARTICLE I CERTAIN DEFINITIONS

SECTION 1.1.      Certain Definitions.......................................................................       1

                                             ARTICLE II TERMS OF PURCHASE

SECTION 2.1.      Sale and Purchase.........................................................................       6
SECTION 2.2.      Payment for the Shares....................................................................       6
SECTION 2.3.      Escrow....................................................................................       7
SECTION 2.4.      Working Capital Adjustment................................................................       7
SECTION 2.5.      Closing...................................................................................       9
SECTION 2.6.      Additional Payments.......................................................................       9

                          ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

SECTION 3.1.      Organization; Books and Records...........................................................      10
SECTION 3.2.      Capitalization............................................................................      10
SECTION 3.3.      Consent and Approvals; No Violations......................................................      11
SECTION 3.4.      Financial Statements, etc.................................................................      11
SECTION 3.5.      Absence of Certain Changes or Events......................................................      12
SECTION 3.6.      Undisclosed Liabilities...................................................................      13
SECTION 3.7.      Accounts Receivable.......................................................................      13
SECTION 3.8.      Benefit Plans.............................................................................      14
SECTION 3.9.      Litigation................................................................................      16
SECTION 3.10.     Compliance with Applicable Law............................................................      16
SECTION 3.11.     Tax Matters...............................................................................      17
SECTION 3.12.     Broker....................................................................................      18
SECTION 3.13.     Material Contracts; Capital Expenditures..................................................      18
SECTION 3.14.     Labor Matters.............................................................................      21
SECTION 3.15.     Environmental Matters.....................................................................      21
SECTION 3.16.     Proprietary Rights........................................................................      22
SECTION 3.17.     Title to and Condition of Assets; Leases..................................................      23
SECTION 3.18.     Inventory.................................................................................      24
SECTION 3.19.     Product Warranties and Product Liabilities................................................      24
SECTION 3.20.     Insurance.................................................................................      25
SECTION 3.21.     Bank Accounts.............................................................................      25
SECTION 3.22.     Guaranties................................................................................      25
SECTION 3.23.     Related Parties...........................................................................      25
SECTION 3.24.     Employees.................................................................................      26
SECTION 3.25.     Customers and Suppliers...................................................................      26
SECTION 3.26.     Absence of Certain Payments...............................................................      27
SECTION 3.27.     Indebtedness..............................................................................      27
SECTION 3.28.     Noncompete................................................................................      27
SECTION 3.29.     Disclaimer................................................................................      27

                                ARTICLE IV REPRESENTATIONS CONCERNING THE SHAREHOLDERS

SECTION 4.1.      Authorization and Enforceability..........................................................      28
SECTION 4.2.      Consents and Approvals; No Violations.....................................................      28
SECTION 4.3.      Litigation................................................................................      28
SECTION 4.4.      Shareholder Action........................................................................      28
SECTION 4.5.      Transfer..................................................................................      29
SECTION 4.6.      Shareholder Tax Matters...................................................................      29

                                ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 5.1.      Organization..............................................................................      29
SECTION 5.2.      Authorization.............................................................................      29
SECTION 5.3.      Consents and Approvals; No Violations.....................................................      29
SECTION 5.4.      Litigation................................................................................      30
SECTION 5.5.      Broker....................................................................................      30
SECTION 5.6.      Financing.................................................................................      30
SECTION 5.7.      Investment Representations................................................................      30
SECTION 5.8.      Accredited Investor Status................................................................      30

                                           ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.1.      Public Announcements......................................................................      30
SECTION 6.2.      Expenses..................................................................................      30
SECTION 6.3.      Post-Closing Cooperation..................................................................      31
SECTION 6.4.      Covenant Not to Compete...................................................................      31
SECTION 6.5.      Non-Solicitation..........................................................................      31
SECTION 6.6.      Books and Records.........................................................................      31
SECTION 6.7.      Termination of Employees..................................................................      32
SECTION 6.8.      Payment of Obligations....................................................................      32
SECTION 6.9.      Transfer of Title.........................................................................      32
SECTION 6.10.     Shareholders' Representatives.............................................................      32
SECTION 6.11.     Shareholders' Agreement...................................................................      33
SECTION 6.12.     D&O Indemnification.......................................................................      33
SECTION 6.13.     Resignations..............................................................................      33

                                            ARTICLE VII CLOSING CONDITIONS

SECTION 7.1.      Conditions to Obligations of the Shareholders.............................................      34
SECTION 7.2.      Conditions to Obligations of the Purchaser................................................      34

                                          ARTICLE VIII AMENDMENT AND WAIVER

SECTION 8.1.      Amendment.................................................................................      36
SECTION 8.2.      Waiver....................................................................................      36

                                       ARTICLE IX INDEMNIFICATION AND SURVIVAL

SECTION 9.1.      Indemnification...........................................................................      36
SECTION 9.2.      Survival..................................................................................      39
SECTION 9.3.      Indemnification on Terminated Employee Obligations and Claims.............................      40
SECTION 9.4.      Bellwether................................................................................      40
SECTION 9.5.      Aggregation of Certain Claims.............................................................      40
SECTION 9.6.      Certain Tax Matters.......................................................................      41
SECTION 9.7.      Settlement of Claims......................................................................      41
SECTION 9.8.      Right of Setoff...........................................................................      41

                                             ARTICLE X GENERAL PROVISIONS

SECTION 10.1.     Notices...................................................................................      41
SECTION 10.2.     Headings..................................................................................      42
SECTION 10.3.     Transfer Taxes............................................................................      42
SECTION 10.4.     Entire Agreement..........................................................................      43
SECTION 10.5.     Severability..............................................................................      43
SECTION 10.6.     Assigns/Assignments.......................................................................      43
SECTION 10.7.     No Third-Party Beneficiaries..............................................................      43
SECTION 10.8.     Governing Law.............................................................................      43
SECTION 10.9.     Disclosure Schedules......................................................................      43
SECTION 10.10.    Personal Legal Representation of Shareholders.............................................      43
SECTION 10.11.    Counterparts..............................................................................      44
SECTION 10.12.    Venue.....................................................................................      44

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 24th day of November 2003 by and among the shareholders named on the signature pages hereto (the "Shareholders"); Mark E. Barrington and D. Scott Morrison, in their capacities as the representatives of the Shareholders (the "Shareholders' Representatives"); Day International, Inc., a Delaware corporation (the "Purchaser" or "Day"); Network Distribution International, a Massachusetts business trust (the "Company"), for purposes of Section 6.11 only; and each of Carver Golf Enterprises, Inc., a Massachusetts corporation ("Carver Golf"), and Morrison Ink Company, an Ohio corporation ("Morrison Ink"), for purposes of Section 9.4 only.

         WHEREAS, the Shareholders own all of the issued and outstanding shares of beneficial interests (the "Shares") of the Company; and

         WHEREAS, the Shareholders wish to sell to the Purchaser and the Purchaser wishes to purchase from the Shareholders all of the Shares;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

         SECTION 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         (a) "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes hereof, the concept of controls or controlled by means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement.

         (b) "Applicable GAAP" means, with respect to the financial statements and books of account of any Person, generally accepted accounting principles as in effect in the United States, applied consistently with prior periods, subject (except where Applicable GAAP as of a particular date is specified) to any applicable subsequent changes in such generally accepted accounting principles.

         (c) "Bellwether" means Bellwether Distributions, L.L.C., a Delaware limited liability company.

         (d) "Bellwether Purchase Agreement" means the Purchase Agreement, dated as of November 24, 2003, by and among Day, as purchaser, and Morrison Ink and Carver Golf, as sellers, with respect to the sale and purchase of the 39.57% minority interest in Bellwether.

         (e) "Business Day" means any day other than a day on which banks in the City of New York are authorized or obligated to be closed; provided that if this Agreement requires performance on any day that is not a Business Day, such performance shall be deemed to be required on the next subsequent day that is a Business Day.

         (f) "Cash" means the sum of all cash, cash equivalents and marketable securities, less the amount of any outstanding (but not "cleared") checks issued.

         (g)      "Code" means the Internal Revenue Code of 1986, as amended.

         (h)      "Company Cash" means all Cash of the Company, NDI and
Bellwether.

         (i) "Company Indebtedness" means any Indebtedness of the Company, NDI and Bellwether.

         (j) "Company Net Indebtedness" means the Net Indebtedness of the Company, NDI and Bellwether as of the Closing Date.

         (k) "Environmental Indemnification Amount" means Four Million Dollars ($4,000,000).

         (l) "Environmental Indemnification Claims" means claims for indemnification under Article IX based on a breach of the representations and warranties set forth in Section 3.15 or pursuant to clause (ii) of Section 9.1(a).

         (m) "General Indemnification Amount" means Five Million Dollars ($5,000,000).

         (n) "General Indemnification Claims" means claims for indemnification under Article IX other than Environmental Indemnification Claims and Tax Indemnification Claims.

         (o)      "Huntington Bank" means The Huntington National Bank.

         (p) "Huntington Debt" means all indebtedness due and owing by the Company and the Company Subsidiaries to Huntington Bank, excluding any indebtedness under the letters of credit listed on Item 2.2(a)(B) of the Disclosure Schedule.

         (q) "Indebtedness" means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse, but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) any outstanding letter of credit, sight draft, performance bond or similar surety obligation of the Company or any Company Subsidiary; provided that any such obligation shall only be considered Indebtedness to the extent such obligation has actually been drawn (or circumstances exist which entitle the beneficiary to draw on) at or prior to the Closing Date and (ix) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (i) through (viii) of this defined term.

         (r) "Knowledge" (or words of similar import) attributed to the Company or those Company Subsidiaries that are majority-owned by the Company means the actual knowledge of the Operating Shareholders, John C. Hoffman, Scott Stedman, Robert McCormack and William P. Kelly, in each case, without the requirement of inquiry or investigation outside his ordinary duties and responsibilities.

         (s) "Material Adverse Effect" means a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than changes, events, occurrences or effects relating to (i) the United States or global economy or securities or capital markets in general (to the extent not disproportionately affecting the Company in comparison to its competitors), or
(ii) the offset blanket printing or pressroom consumable products industry in general (to the extent not disproportionately affecting the Company in comparison to its competitors)). Notwithstanding the foregoing, changes, events, occurrences or effects relating to or caused by this Agreement (or the transactions contemplated herein) shall not be considered a Material Adverse Effect.

         (t) "NDI" means Network Distribution International, Inc., a Massachusetts company, and a wholly-owned, direct subsidiary of the Company.

         (u)      "Net Indebtedness" means Indebtedness less Cash.

         (v) "Operating Shareholders" means Glenn M. Hicks, D. Scott Morrison, and Mark E. Barrington.

         (w) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         (x) "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens arising under equipment leases with third parties entered into in the Ordinary Course of Business and under which neither the Company nor a Company Subsidiary is in default, (iii) Liens for current taxes and utilities not yet due and payable, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) (A) zoning, building and other similar restrictions imposed by applicable laws, (B) Liens that have been placed by any landlord or other third party on property over which the Company or a Company Subsidiary has easement rights or, on any leased real property, under any lease of which the Company or a Company Subsidiary is in default, and subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions on real property, none of which, individually or in the aggregate, materially impairs the continued use and operation of such real property.

         (y) "Person" means an individual, a partnership, a corporation, a limited company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any similar business entity.

         (z) "Pledge Agreement" means the First Amendment and Spreader of Commercial Pledge and Security Agreement among the Company, as grantor, Bellwether, NDI and Huntington Bank, dated June 30, 2003, pursuant to which 100% of the issued and outstanding stock of NDI and 100% of the issued and outstanding interests of Bellwether was pledged by the Company to Huntington Bank as security for the issued and outstanding loans by Huntington Bank to the Company.

         (aa) "Representatives" means, with respect to each of the Purchaser, the Company and the Company Subsidiaries, its officers, trustees, directors, employees, financial advisors, accountants, consultants, legal counsel and other representatives.

         (bb) "Rockmont" means Rockmont Graphics, LLC, a Colorado limited liability company.

         (cc) "Target Working Capital" means Sixteen Million Four Hundred Thousand Dollars ($16,400,000).

         (dd)     "Tax Indemnification Amount" means Two Million Dollars
($2,000,000).

         (ee) "Tax Indemnification Claims" means claims for indemnification under Article IX based on a breach of the representations and warranties set forth in Section 3.11 or pursuant to clause (iii) of Section 9.1(a).

         (ff) "Transfer Taxes" means all transfer taxes (excluding taxes measured by net income), including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar taxes, filing fees and similar charges.

         Each of the following terms shall have the meaning set forth in the section set opposite it in the table below:

Term                                                                                            Section
----                                                                                            -------
Audited Financial Statements...............................................................     3.4(a)
Bellwether Damages.........................................................................     9.4
Bellwether Purchase Price..................................................................     2.2(a)
Benefit Plans..............................................................................     3.8(a)
By-laws....................................................................................     3.1(c)
Charters...................................................................................     3.1(c)
CHG........................................................................................     10.10
Claimed Amount.............................................................................     9.8

Closing....................................................................................     2.5
Closing Balance Sheet......................................................................     2.4(b)
Closing Date...............................................................................     2.5
Closing Date Statement.....................................................................     2.4(b)
Closing Payment............................................................................     2.2(b)
Closing Working Capital....................................................................     2.4(c)
Company....................................................................................     Introduction
Company's Accounting Policies..............................................................     3.4(a)
Company Financial Statements...............................................................     3.4(a)
Company Permits............................................................................     3.10
Company Required Approvals.................................................................     3.3
Company Subsidiary.........................................................................     3.1(a)
Company Subsidiaries.......................................................................     3.1(a)
Compensation Agreements....................................................................     3.8(b)
Customer Schedule..........................................................................     3.25(a)
Damages....................................................................................     9.1(a)
Day........................................................................................     Introduction
Declaration of Trust.......................................................................     3.1(c)
Deloitte...................................................................................     2.4(e)
Disclosure Schedule........................................................................     Article III
Environmental Law..........................................................................     3.15
ERISA......................................................................................     3.8(a)
Escrow Agent...............................................................................     2.3
Escrow Agreement...........................................................................     2.3
Escrow Amount..............................................................................     2.2(b)
Governmental Entity........................................................................     3.3(ii)
Hazardous Substance........................................................................     3.15
Independent Accounting Firm................................................................     2.4(e)
Initial Purchase Price.....................................................................     2.2(a)
Interim Balance Sheet......................................................................     3.4(a)
Interim Financial Statements...............................................................     3.4(a)
Interim Rockmont Financial Statements......................................................     3.4(b)
Key Employees and Consultants..............................................................     7.2(c)
Liens......................................................................................     2.1
Material Contracts.........................................................................     3.13(b)
Multiemployer Pension Plans................................................................     3.8(d)
Pension Plans..............................................................................     3.8(a)
Proprietary Rights.........................................................................     3.16
Purchase Price.............................................................................     2.2(a)
Purchaser..................................................................................     Introduction
Purchaser Indemnitees......................................................................     9.3
PWC........................................................................................     2.4(e)
Release....................................................................................     6.7(a)
Resigning Employees........................................................................     6.7(b)
Rockmont Audited Financial Statements......................................................     3.4(b)
Rockmont Financial Statements..............................................................     3.4(b)

S Corporation Shareholders.................................................................     4.6
Shareholders...............................................................................     Introduction
Shareholders' Representatives..............................................................     Introduction
Shares.....................................................................................     Introduction
Supplier Schedule..........................................................................     3.25(b)
Systems....................................................................................     3.16
Taxes......................................................................................     3.11(g)
Taxpayer...................................................................................     3.11(a)
Terminated Employee Obligations and Claims.................................................     9.3
Terminated Employees.......................................................................     6.7(a)
Unaudited Financial Statements.............................................................     3.4(a)
Working Capital............................................................................     2.4(a)
Working Capital Adjustment.................................................................     2.4(c)
Working Capital Excess.....................................................................     2.4(g)
Working Capital Shortfall..................................................................     2.4(g)

                                   ARTICLE II

                                TERMS OF PURCHASE

         SECTION 2.1. Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, each of the Shareholders shall sell and deliver to the Purchaser the Shares owned by such Shareholder as set forth on Schedule 1, and the Purchaser shall purchase the Shares from the Shareholders free and clear of all pledges, adverse claims, liens (including federal and state estate tax liens), charges, restrictions (except for those imposed by or under federal or state securities laws), encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), for the Purchase Price determined in accordance with this Article II. At the Closing, the Shareholders shall convey and deliver to the Purchaser, certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, against payment of the Initial Purchase Price for the Shares, as provided in Section 2.2.

         SECTION 2.2. Payment for the Shares. (a) The Purchaser shall pay to the Shareholders at Closing for the Shares an aggregate amount equal to (I) Thirty Million Five Hundred Thousand Dollars ($30,500,000) minus (II) the sum of (A) Seven Hundred Ninety-One Thousand Four Hundred Dollars ($791,400), representing the purchase price for the 39.57% interest in Bellwether not owned by the Company (the "Bellwether Purchase Price") and (B) the Company Net Indebtedness (except for such letters of credit set forth on Item 2.2(a)(B) of the Disclosure Schedule) (such aggregate amount, the "Initial Purchase Price"). The Initial Purchase Price shall be subject to a Working Capital Adjustment in accordance with Section 2.4 and as so adjusted shall be the "Purchase Price."

         (b)      On the Closing Date:

                  (i) The Purchaser shall pay and deliver to the Shareholders an aggregate amount in cash (the "Closing Payment") equal to the Initial Purchase Price minus Two

         Million Dollars ($2,000,000) (the "Escrow Amount"). The Closing Payment shall be paid by wire transfer in immediately available funds to such account as shall be designated by the Shareholders' Representatives at least one (1) Business Day prior to the Closing Date;

                  (ii) The Purchaser shall pay and deliver to Huntington Bank an amount equal to the Huntington Debt outstanding on the Closing Date, as shown on a statement to be delivered by Huntington Bank at least three (3) Business Days prior to the Closing, and Huntington Bank shall deliver all stock certificates securing such Huntington Debt to the Purchaser, along with a pay-off letter documenting payment of the Huntington Debt by the Purchaser; and

                  (iii) The Purchaser shall pay and deliver to Morrison Ink and Carver Golf the Bellwether Purchase Price pursuant to the terms of the Bellwether Purchase Agreement.

         SECTION 2.3. Escrow. At the Closing, the Purchaser shall deliver to Huntington Bank (the "Escrow Agent") an amount equal to the Escrow Amount to be deposited and held in escrow in accordance with, and subject to, an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement"). The Escrow Agent shall hold the Escrow Amount (and any Claimed Amounts which may be set aside in a separate escrow account pursuant to Section 9.8 hereof) subject to the resolution of claims, if any, for indemnification made against the Shareholders under this Agreement.

         SECTION 2.4. Working Capital Adjustment.

         (a) The Company's "Working Capital" shall be equal to the difference between (i) the sum of accounts receivable from trade and other, inventory and prepaid expenses of the Company, NDI and Bellwether and (ii) the sum of accounts payable, accrued expenses and taxes payable of the Company, NDI and Bellwether. Working Capital will be calculated in accordance with Applicable GAAP and in a manner consistent with the Company's audited balance sheet as of December 31, 2002, which is included in the Company's Audited Financial Statements and, to the extent consistent therewith, the Company's Accounting Policies.

         (b) As promptly as practicable but not more than forty-five (45) days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Shareholders' Representatives and the Purchaser a balance sheet (the "Closing Balance Sheet") of the Company as at the close of business on the Closing Date, and a statement (the "Closing Date Statement") derived from the Closing Balance Sheet showing only the items included in Working Capital as of the Closing Date and a calculation of the Working Capital Adjustment. The Closing Balance Sheet, including the value of the Company's inventory reflected therein, shall be prepared in accordance with Applicable GAAP and in a manner consistent with the Company's audited balance sheet as of December 31, 2002 (which is included in the Company's Audited Financial Statements) and, to the extent consistent therewith, the Company's Accounting Policies. When calculating the Working Capital Adjustment, the value of the inventory shall be based upon the physical count of inventory conducted by the Company on November 21, 2003; provided that the Purchaser and its representatives shall be permitted to observe such physical count. Such inventory value shall be adjusted by the Purchaser for transactions occurring between November 21, 2003 and the Closing if the Closing occurs after November 21, 2003. The Closing Balance Sheet shall not, and nothing herein shall be interpreted as indicating that such balance sheet will, report, give effect to, or otherwise take into account, events, occurrences, effects or circumstances that may arise after the Closing as a result of this Agreement, or any plans, transactions or changes that the Purchaser intends to implement with respect to the business of the Company or the Company Subsidiaries, or the transactions contemplated hereby, including possible tax liabilities contemplated by Section 9.1(a)(iii).

         (c) The "Working Capital Adjustment" shall be calculated from the Closing Date Statement and shall be equal to the difference between (i) the Target Working Capital and (ii) the Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.4 (the "Closing Working Capital").

         (d) If adjustments are made related to items contained on the Closing Date Statement when determining the Working Capital Adjustment pursuant to this Section 2.4, such adjustments shall not be deemed, to the extent of the amount thereof, to be breaches of the representations and warranties pertaining to such items and such adjustments may not be the basis of a claim for Damages under Article IX, except to the extent the amount of such Damages (measured on a dollar for dollar basis) with respect to any item shall prove to be greater than the reserves, if any, reflected on the Closing Balance Sheet (as finally resolved pursuant to Section 2.4(e)) with respect to such item.

         (e) The Closing Balance Sheet and the Closing Date Statement shall be final and binding upon all parties hereto unless and to the extent that within fifteen (15) days following its receipt by the Shareholders' Representatives, the Shareholders' Representatives notify the Purchaser in writing that the Shareholders' Representatives object to any item on, or other matter relating to, the Closing Balance Sheet or the Closing Date Statement. If, within such fifteen (15)-day period, the Shareholders' Representatives notify the Purchaser that they do so object, and if the Purchaser and the Shareholders' Representatives are unable within thirty (30) days after receipt by the Purchaser of such notice of objection, to resolve all disputes regarding the Closing Balance Sheet, the Closing Date Statement and the related Working Capital Adjustment, the unresolved disputes shall be referred for decision to the Cleveland, Ohio offices of either Deloitte & Touche LLP ("Deloitte") or PricewaterhouseCoopers LLC ("PWC"); provided, however, that if either firm shall be engaged in providing services to the Shareholders or the Purchaser or any of their Affiliates, another nationally recognized accounting firm shall be selected by the Purchaser, which firm shall be reasonable acceptable to the Shareholders (either Deloitte, PWC or such other firm, an "Independent Accounting Firm"). The Independent Accounting Firm shall be instructed to decide only the disputed items within thirty (30) days of such referral and its decision shall be final, binding and conclusive on the Shareholders and the Purchaser. Upon resolution of such disputed items, the Independent Accounting Firm shall provide a revised Closing Balance Sheet, a revised Closing Date Statement and a revised computation of the Working Capital Adjustment to the Purchaser and the Shareholders' Representatives. The cost of retaining the Independent Accounting Firm with respect to resolving disputes as to the Closing Balance Sheet, the Closing Date Statement and the related Working Capital Adjustment shall be borne equally by the Shareholders, on the one hand, and the Purchaser, on the other hand.

         (f) The Purchaser shall cause the Company to give the Shareholders' Representatives and their attorneys and accountants reasonable access during normal business hours to such financial records, books of account and any other information reasonably necessary for review of the Closing Balance Sheet and the Closing Date Statement, as well as making appropriate Representatives available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder. The Purchaser and the Shareholders shall, and the Purchaser shall cause the Company to, fully cooperate with any Independent Accounting Firm selected to resolve any disputes in accordance with the provisions of this Section 2.4.

         (g) If the Target Working Capital exceeds the Closing Working Capital (a "Working Capital Shortfall"), the Shareholders shall pay the Purchaser an amount equal to the Working Capital Shortfall, in the manner and with interest as provided in Section 2.4(h) below. If the Closing Working Capital exceeds the Target Working Capital (a "Working Capital Excess"), the Purchaser shall pay the Shareholders an amount equal to the Working Capital Excess, in the manner and with interest as provided in Section 2.4(h) below.

         (h) Any Working Capital Excess due to the Shareholders or any Working Capital Shortfall due to the Purchaser pursuant to this Section 2.4 shall be paid within five (5) Business Days after the Working Capital Adjustment is finally determined. Any such payment shall be made together with interest on such payment amount from the Closing Date to the date of payment at the prime rate as published in the edition of the Wall Street Journal published on the Closing Date.

         SECTION 2.5. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the stock purchase contemplated hereunder (the "Closing") shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, at 10:00 a.m. local time, on November 24, 2003 (the "Closing Date"), or such other date and time mutually agreed to in writing by the Shareholders' Representatives and the Purchaser. The transfers and deliveries described in this Agreement as conditions precedent to the consummation of the transactions contemplated hereunder shall be mutually interdependent and shall be regarded as occurring simultaneously and no transfer or delivery shall become effective or shall be deemed to have occurred until all of the transfers and deliveries provided for in this Agreement shall also have occurred. Such transfers and deliveries shall be deemed to have occurred, and the Closing shall be effective, as of the opening of business on the Closing Date.

         SECTION 2.6. Additional Payments. The Purchaser shall cause the Company to make additional payments in accordance with the terms of an Earnout Agreement among the Purchaser, certain of the Shareholders and other parties named therein (the "Earnout Agreement").

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Shareholders jointly and severally represent and warrant to the Purchaser, subject, in the case of each Section of this Article III, to the exceptions set forth and identified in the separate disclosure schedule delivered by the Shareholders concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article III. Except for the representation and warranty set forth in Section 3.4(b) regarding those subsidiaries or equity investments which are not majority-owned by the Company, the representations and warranties included in this Article III shall be interpreted, as if each such representation and warranty were modified by the statement, "to the actual knowledge of D. Scott Morrison, without the requirement of any investigation or inquiry of any kind." The representation and warranty set forth in Section 3.4(b) shall be read as written.

         SECTION 3.1. Organization; Books and Records.

         (a) Each of the Company's direct and indirect subsidiaries and equity investments (along with the percentage interest held by the Company in such subsidiary and equity investment) is listed on Item 3.1(a) of the Disclosure Schedule (each, a "Company Subsidiary" and collectively, the "Company Subsidiaries"). The Company and each of the Company Subsidiaries is a business trust, corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as set forth opposite its name on Item 3.1(a) of the Disclosure Schedule and has all requisite trust or corporate power and has been duly authorized by all necessary approvals and orders, to own, lease and operate it assets and properties to the extent owned, leased and operated and to carry on its business as now being conducted.

         (b) Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary (each of which jurisdictions is identified in Item 3.1(b) of the Disclosure Schedule), except for such jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Company Subsidiaries has all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have such licenses, permits or authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) The Company has delivered to the Purchaser complete and correct copies of its declaration of trust (the "Declaration of Trust") and the organization documents of each of the Company Subsidiaries, each as in effect on the date hereof (the "Charters"), and the By-laws of the Company and each of the Company Subsidiaries, as in effect on the date hereof (the "By-laws").

         (d) The minute books and stock ledger of the Company and each of the Company Subsidiaries, copies of which have been previously provided to the Purchaser, are complete, accurate and current in all material respects.

         SECTION 3.2. Capitalization. The authorized, issued and outstanding shares of beneficial interests or capital stock, as applicable, of the Company and each of the Company Subsidiaries, and the beneficial owner thereof, as of the date hereof is set forth on Item 3.2 of the Disclosure Schedule. All of such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Such shares are not subject to any preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or the Company Subsidiaries having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or the Company Subsidiaries may vote. Except as set forth on Item 3.2 of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Company Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company or any Company Subsidiary, except as described in
Item 3.2 of the Disclosure Schedule.

         SECTION 3.3. Consent and Approvals; No Violations. Except for the matters referred to in Item 3.3 of the Disclosure Schedule (collectively, the "Company Required Approvals"), neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by the Shareholders of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Declaration of Trust, the Charters or the By-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, or any of their properties or assets.

         SECTION 3.4. Financial Statements, etc.

         (a) The Company's consolidated audited financial statements for its fiscal years ended December 31, 2002 and 2001 and the balance sheet for the seven (7) months ended December 31, 2000 (the "Audited Financial Statements"), its unaudited financial statements for the seven (7) months ended December 31, 2000 (the "Unaudited Financial Statements") and its unaudited financial statements for the nine (9)-month period ended September 30, 2003 (the "Interim Financial Statements" and together with the Audited Financial Statements and the Unaudited Financial Statements, the "Company Financial Statements") fairly present, in all material respects, the financial position of the Company, NDI and Bellwether as at the dates thereof and the results of their operations and cash flows for the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal, year-end audit adjustments and the omission of footnote disclosure. The Company Financial Statements have been prepared

(i) in accordance with the accounting policies and procedures described on Item 3.4(a) of the Disclosure Schedule (the "Company's Accounting Policies") and (ii) in accordance with Applicable GAAP. The financial books and records of the Company, NDI and Bellwether fairly set forth the transactions to which the Company, NDI and Bellwether is a party or by which any of their properties are bound, and such books and records have been properly kept and maintained in accordance with Applicable GAAP. The Company Financial Statements are set forth on Item 3.4(a) of the Disclosure Schedule. The balance sheet dated as of September 30, 2003, which is included in the Interim Financial Statements, is herein referred to as the "Interim Balance Sheet."

         (b) The Rockmont consolidated audited financial statements for its fiscal years ended December 31, 2002, 2001 and 2000 (the "Rockmont Audited Financial Statements") and its unaudited financial statements for the nine(9)-month period ended September 30, 2003 (the "Interim Rockmont Financial Statements" and together with the Rockmont Audited Financial Statements, the "Rockmont Financial Statements") fairly present, in all material respects, the financial position of Rockmont and the subsidiaries of Rockmont as at the dates thereof and the results of their operations and cash flows for the periods indicated therein, subject, in the case of the Interim Rockmont Financial Statements, to normal, year-end audit adjustments and the omission of footnote disclosure. The Rockmont Financial Statements have been prepared in accordance with Applicable GAAP. To the actual knowledge of D. Scott Morrison, without the requirement of any investigation or inquiry of any kind, the financial books and records of Rockmont and the subsidiaries of Rockmont fairly set forth the transactions to which Rockmont and each of the subsidiaries of Rockmont is a party or by which any of their properties are bound, and such books and records have been properly kept and maintained in accordance with Applicable GAAP. The Rockmont Financial Statements are set forth on Item 3.4(b) of the Disclosure Schedule.

         SECTION 3.5. Absence of Certain Changes or Events. Except as disclosed in Item 3.5 of the Disclosure Schedule, since December 31, 2002, the Company and each Company Subsidiary has conducted its business only in the Ordinary Course of Business, and since such date, there has not been any event or circumstance that, individually or in the aggregate, would have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Item
3.5 of the Disclosure Schedule, since December 31, 2002, neither the Company nor any Company Subsidiary has (i) other than tax distributions made by the Company to the Shareholders, declared, set aside or paid any dividend or other distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock; (ii) split, combined or reclassified any of its capital stock or issued or authorized any issuance of any capital stock or any options, warrants, rights or other securities in respect of, in lieu of or in substitution for, shares of its capital stock;
(iii) (A) granted or approved to any officer or employee of the Company or any Company Subsidiary any increase in compensation, (B) granted or approved to any such officer or employee any increase in severance or termination pay, or (C) entered into any employment, severance or termination agreement with any such officer or employee; (iv) experienced any damage, destruction or loss, whether or not covered by insurance, constituting a Material Adverse Effect; (v) revalued any of its assets; (vi) made any change in accounting methods, principles or practices; (vii) adopted, amended or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its trustees, directors, officers or employees; (viii) sold, leased, licensed, transferred, or assigned any of its assets, tangible or intangible, other than, (A) disposing of assets in the Ordinary Course of Business and (B) disposing of assets outside of the Ordinary Course of Business, the aggregate fair market value of which does not exceed $10,000; (ix) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000, except in connection with the sale or purchase of inventory in the Ordinary Course of Business; (x) nor has any other party, accelerated, terminated, modified, or cancelled any Material Contract, except in the case of sales orders and purchase orders; (xi) imposed any pledge, mortgage, lien, encumbrance or other security interest upon any of its assets, tangible or intangible; (xii) made any capital expenditure (or series of related capital expenditures) involving more than $25,000; (xiii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions); (xiv) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (xv) delayed or postponed the payment of any accounts payable or other liabilities outside the Ordinary Course of Business; (xvi) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business; (xvii) granted any license or sublicense of any rights under or with respect to any Proprietary Right; (xviii) made or authorized any change to the Declaration of Trust, Charters or the By-laws; (xix) made any loan to, or entered into any other transaction with, any of its employees (other than officers, trustees and directors) outside the Ordinary Course of Business; (xx) made any change in employment terms for any of such employees outside the Ordinary Course of Business; (xxi) made, or pledged to make, any charitable or other capital contribution in excess of $5,000 in the aggregate; or (xxii) committed, whether orally or in writing, to any of the foregoing.

         SECTION 3.6. Undisclosed Liabilities. Except for liabilities (whether known or unknown, contingent, liquidated or otherwise) that: (i) are shown on the face of the Interim Financial Statements, (ii) have arisen after June 30, 2003 in the Ordinary Course of Business, (iii) are pursuant to Material Contracts set forth on Item 3.13 of the Disclosure Schedule (or which are not required to be set forth thereon pursuant to Section 3.13), (iv) are set forth on a Disclosure Schedule, or (v) arise in connection with warranties on products sold or services performed by the Company or any Company Subsidiary, there are no liabilities of the Company or any Company Subsidiary, which in any one case or in the aggregate, would have a Material Adverse Effect.

         SECTION 3.7. Accounts Receivable. All accounts receivable reflected on the Interim Balance Sheet and accounts receivable arising after the date of the Interim Balance Sheet and reflected on the books and records of the Company and the Company Subsidiaries (i) are valid, genuine and existing (except as set forth in Item 3.7 of the Disclosure Schedule) and (ii) are not more than 90 days past due as of the date of the aging schedule attached hereto as part of Item
3.7 of the Disclosure Schedule (except as set forth on such aging schedule or as otherwise described on Item 3.7 of the Disclosure Schedule). Except as indicated in Item 3.7 of the Disclosure Schedule, the Company's allowances for doubtful accounts (including those subject to setoff or counterclaim) as reflected on such balance sheet are sufficient based on Applicable GAAP applied in a manner consistent with the Company's audited balance sheet as of December

31, 2002, and, to the extent consistent therewith, the Company's Accounting Policies. The representation and warranty on accounts receivable set forth in this Section 3.7 does not take into account or consider the impact on the accounts receivable of any events, occurrences, effects or circumstances that may arise after the Closing as a result of this Agreement or the transactions contemplated hereby. The impact on the accounts receivable of any such post-closing events, occurrences, effects or circumstances shall not constitute, give rise to or result in a breach of this representation and warranty on accounts receivable.

         SECTION 3.8. Benefit Plans.

         (a) Item 3.8(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, trustee or director of the Company or the Company Subsidiary or with respect to which the Company or any Company Subsidiary has any liability or obligation to contribute (collectively "Benefit Plans"). The Company has delivered or made available to the Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and all amendments thereto, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan and (v) each Compensation Agreement (or in the case of any unwritten Compensation Agreements, descriptions thereof) and all amendments thereto.

         (b) Except as disclosed in Item 3.8(b) of the Disclosure Schedule, since the date of the Interim Financial Statements, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Benefit Plan. Except as disclosed in Item 3.8(b) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreement, split dollar life insurance, rabbi trust, outplacement services or estate planning arrangements or understandings between the Company or any Company Subsidiary and any current or former employee, officer, trustee or director of the Company or any Company Subsidiary (collectively, "Compensation Agreements").

         (c)      Except as disclosed in Item 3.8(c) of the Disclosure Schedule,
(i) no Pension Plan is a defined benefit pension plan, (ii) all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and
(iii) no such determination letter has been revoked nor, to the Company's Knowledge, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no pending or, to the Company's Knowledge, threatened litigation relating to any of the Benefit Plans or the Compensation Agreements.

         (d) No Pension Plan that is subject to Title IV of ERISA and that the Company or any Company Subsidiary maintains, or to which the Company or any Company Subsidiary is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions contained in the Pension Plan's most recent actuarial valuation, and there has been no material change in the financial condition of such Pension Plan since such annual valuation date. Except as set forth in Item 3.8(d) of the Disclosure Schedule, none of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any Company Subsidiary has provided, nor are they required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code. None of the Company, any Company Subsidiary, any employee, officer, trustee or director of the Company or of any Company Subsidiary or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject the Company or any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (l) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, nor has any liability under Subtitle C or D of Title IV of ERISA been incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained or contributed to by the Company or any other entity that, together with the Company, is or has been treated as a single employer under Code Section 414. Except as disclosed in the Company Financial Statements, neither the Company nor any Company Subsidiary has suffered or otherwise caused a "complete withdrawal," or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans or any other multiemployer plan.

         (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.8(e) of the Disclosure Schedule, (i) no such Benefit Plan is unfunded or funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of
Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability to the Company or any Company Subsidiary at any time. There has been no written or, to the Knowledge of the Company, oral communication to employees by the Company or any

Company Subsidiary that would be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits.

         (f) Except as set forth in Item 3.8(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any Company Subsidiary to severance pay,
(y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Benefit Plans or the Compensation Agreements or (z) result in any breach or violation of, or a default under, any of the Benefit Plans or the Compensation Agreements.

         (g) Except as set forth in Item 3.8(g) of the Disclosure Schedule, all Benefit Plans covering current or former non-U.S. employees comply in all material respects with applicable local law. Neither the Company nor any Company Subsidiary has any unfunded liabilities with respect to any Benefit Plan that covers such non-U.S. employees. Neither the Company nor any Company Subsidiary has or has ever had any employees outside the United States or Benefit Plans covering such employees.

         SECTION 3.9. Litigation. Except as set forth in Item 3.9 of the Disclosure Schedule, there is no suit, claim, action, grievance, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. None of the items set forth in Item 3.9 of the Disclosure Schedule, except as indicated in such Item, individually or in the aggregate, would, if adversely determined, have a Material Adverse Effect or otherwise prevent or delay the Closing. Except as set forth in Item 3.9 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree.

         SECTION 3.10. Compliance with Applicable Law. The Company and each Company Subsidiary hold all material permits, licenses, variances, exemptions, orders, concessions, franchises and approvals of all Governmental Entities necessary to own or lease its assets and to conduct its businesses (the "Company Permits"). Except as disclosed in Item 3.10 of the Disclosure Schedule, the Company and each Company Subsidiary is in compliance, in all respects, with the terms of the Company Permits and all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of any Governmental Entity), except where the failure to be in compliance would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received on or after December 31, 1997, any written notification or written communication from any Governmental Entity, nor after July 1, 2000, any written or verbal notification or written or verbal communication from any Governmental Entity, nor is there currently pending any proceeding or investigation, asserting that the Company or any Company Subsidiary is not in compliance with any of the laws, statutes, regulations or ordinances which any such Governmental Entity enforces, except where the failure to be in compliance would not have a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company and any Company Subsidiary is pending, or to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. The representations in this

Section 3.10 shall not apply to matters covered by the representations set forth in Sections 3.8, 3.11, 3.14, 3.15 and 3.24 hereof, to the extent that the representations in such Sections address the same subject matter as the subject matter of the representations in this Section 3.10.

         SECTION 3.11. Tax Matters. Except as set forth in Item 3.11 of the Disclosure Schedule:

         (a) Since January 1, 1998, the Company and each Company Subsidiary, including any predecessor of the Company or a Company Subsidiary (collectively, the "Taxpayer") has filed all federal income tax returns and all other material tax returns and reports (including information returns) required to be filed by them. All such returns and reports are complete and correct in all material respects. The Taxpayer has paid all material taxes (as defined below) required to be paid, and the balance sheet dated December 31, 2002 included in the Company Financial Statements reflects an adequate reserve for all taxes payable by the Taxpayer for all taxable periods and portions thereof through the date of such financial statements. All taxes which the Taxpayer has been required to collect or withhold have been duly collected or withheld, and have been either paid to the appropriate taxing authorities when required to be paid or set aside in accounts for such purpose.

         (b) No tax return of the Taxpayer is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Taxpayer. Since December 31, 1997, no taxing authority in any jurisdiction in which the Taxpayer does not file a tax return has asserted in writing, or after July 1, 2000, in writing or verbally, that the Taxpayer is subject to tax in such jurisdiction. Each deficiency resulting from any audit or examination requiring a payment has been paid. Since December 31, 1997, no material issues relating to taxes were raised in writing by the relevant taxing authority during any audit or examination. None of the federal income tax returns of the Taxpayer for any period since January 1, 1998, has been examined by the Internal Revenue Service.

         (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of any Taxpayer and no power of attorney with respect to any taxes has been executed by any Taxpayer or filed with any taxing authority.

         (d) No liens for taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for taxes not yet due.

         (e) Neither the Company nor any Company Subsidiary is or has ever been a party to any agreement, understanding or arrangement relating to the allocation or sharing of taxes.

         (f) No property of the Company or any Company Subsidiary is property which is or will be required to be treated as owned by another Person pursuant to the provisions of Sections 168(f) (safe harbor leasing provisions) of the Code. None of the Company, any Company Subsidiary or any Shareholder has made a disclosure on a tax return pursuant to Section 6662 of the Code and the regulations thereunder. Neither the Company nor any Company Subsidiary has participated in, or cooperated with, an international boycott within the meaning of Code Section 999. Neither the Company nor any Company Subsidiary has filed a consent pursuant to the

Code Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Company. Neither the Company nor any Company Subsidiary has been required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary has made or is obligated to make any payment or is a party to any agreement that would obligate it to make any payments that will not be deductible under Section 280G of the Code (or any corresponding provision of any state, local or foreign income tax law). Neither the Company nor any Company Subsidiary has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (g) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         (h) Set forth in Item 3.11(h) of the Disclosure Schedule is a list of each "S" corporation election and qualified subchapter S subsidiary election which has ever been made with respect to the Company and any Company Subsidiary and the effective dates of such elections. Since the election, all such elections remained in effect, and the Company and any Company Subsidiary qualified as an "S" corporation and qualified subchapter S subsidiary, respectively, within the meaning of Section 1361(a) of the Code and in each state or local jurisdiction in which such elections were made.

         SECTION 3.12. Broker. Neither the Company nor any Shareholder has engaged any broker, investment banker, financial advisor or other Person entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement. The Company has no obligation for any fees or expenses of any such broker, investment banker, financial advisor or other Person.

         SECTION 3.13. Material Contracts; Capital Expenditures.

         (a) Except as expressly set forth in Item 3.13(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any written or oral:

                  (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former trustees, directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal, that is not otherwise disclosed in Sections
         3.8 or 3.14 (or the schedules thereto);

                  (ii) collective bargaining agreement or any other contract with any labor union or labor organization, or severance agreements, programs, policies or arrangements that is not otherwise disclosed in Sections 3.8 or 3.15 (or the schedules thereto);

                  (iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis

         (A) providing annual cash or other compensation in excess of $50,000 or
         (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability; not otherwise disclosed in Sections 3.8 or 3.14 (or the schedules thereto);

                  (iv)     contract or agreement with any Governmental Entity;

                  (v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any Company Subsidiary or any letter of credit arrangements;

                  (vi) guarantee, other than endorsements made for collection in the Ordinary Course of Business;

                  (vii) lease or agreement under which the Company or any Company Subsidiary is (A) lessee of, or holds or operates, any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (B) lessor of, or permits any third party to hold or operate, any property, real or personal, owned or controlled by the Company or any Company Subsidiary;

                  (viii) contract or group of related contracts for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

                  (ix) other contract or group of related contracts continuing over a period of more than six months from the date or dates thereof, not terminable by the Company or any Company Subsidiary upon thirty (30)-days' or less notice without penalty or involving more than $25,000;

                  (x) contract relating to the marketing, advertising or promotion of its products;

                  (xi) agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

                  (xii) any license, permit, authorization, franchise or concession necessary to carry on the businesses of the Company and the Company Subsidiaries;

                  (xiii) license, royalty, indemnification or other agreement with respect to any intangible property (including any Proprietary Rights); not otherwise disclosed in Sections 3.8 or 3.14;

                  (xiv) broker, agent, sales representative, sales or distribution agreement;

                  (xv) power of attorney or other similar agreement or grant of agency;

                  (xvi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements;

                  (xvii) contract or agreement containing a change of control provision or other provision requiring the payment of severance;

                  (xviii) other agreement which involves a consideration in excess of $25,000 annually, whether or not in the Ordinary Course of Business; or

                  (xix) any other agreement which is material to the businesses of the Company and the Company Subsidiaries.

         (b) All of the contracts, agreements and instruments set forth or required to be set forth in Item 3.13(a) of the Disclosure Schedule (the "Material Contracts") are valid, binding and enforceable against the Company and each Company Subsidiary in accordance with their respective terms and to the Knowledge of the Company, are valid, binding and enforceable obligations of the other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Material Contracts shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby. Except as set forth in Item 3.13(b) of the Disclosure Schedule, the Company and each Company Subsidiary (as the case may be) has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of, nor in receipt of any written claim, or since July 1, 2000, any written or verbal claim, of default or breach under, any Material Contract. Subject to the preceding sentence, no event has occurred on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto, which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any Material Contract; and the Company does not have any Knowledge of any breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract.

         (c) The Company has provided or made available to the Purchaser a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto are described in Item 3.13(a) of the Disclosure Schedule).

         (d) Except as set forth on Item 3.5 of the Disclosure Schedule, the aggregate amount of capital expenditures committed to or undertaken by the Company and each Company Subsidiary from and after the Closing Date does not exceed $10,000.

         SECTION 3.14. Labor Matters. Except as disclosed in Item 3.14 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, with a labor union or labor organization, nor is the Company or any Company Subsidiary the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or written grievance involving the Company or any Company Subsidiary, pending or, to the Company's Knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit. Except as disclosed in Item 3.14 of the Disclosure Schedule, neither the Company, since the time of its formation, nor any Company Subsidiary, since December 31, 2000 has been the subject of or involved in any
(i) charge or complaint of employment discrimination before the Equal Employment Opportunity Commission or any other federal, state, or local agency, court or tribunal; (ii) charge or complaint for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar state or local employment standards law; (iii) charge or complaint before the Occupational Safety and Health Administration or any similar state or local agency; and (iv) complaint or action by any current or former employee of the Company or any Company Subsidiary, including, but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge, employment discrimination or breach of duty of good faith and fair dealing in the employment relationship before any federal, state or local agency, court or tribunal, in each case, which if adversely determined, would have a Material Adverse Effect. Except as disclosed in Item 3.14 of the Disclosure Schedule, there are no pending claims against the Company or any Company Subsidiary for workers' compensation, unemployment insurance, or disability benefits under any federal, state or local law, which, individually or in the aggregate, would have a Material Adverse Effect. The Company and each Company Subsidiary is in material compliance with all applicable employment laws, including those pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, occupational safety and health, termination or layoff notice, workers' compensation, unemployment insurance and disability benefits.

         SECTION 3.15. Environmental Matters. Except as set forth in Item 3.15 of the Disclosure Schedule: (i) the Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws; (ii) the Company and each Company Subsidiary has obtained and has complied and is in compliance in all material respects with all permits, licenses, approvals and other authorizations required under Environmental Laws; (iii) no real property (including buildings or other structures), currently or formerly owned or operated by the Company or any Company Subsidiary or any of the predecessors of the Company or any Company Subsidiary has been contaminated with, or has had any release of, any Hazardous Substance which contamination or release was the result of actions or operations of the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary could be held liable under any Environmental Law; (iv) neither the Company nor any Company Subsidiary has received any written notice, demand letter, claim or written request, or since July 1, 2000, any written or verbal request, for information alleging any violation of, or liability under, any Environmental Law; (v) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (vi) there are no circumstances or conditions with respect to the Company or any Company Subsidiary or any of the predecessors of the Company or any Company Subsidiary, that have resulted or would result in any claims, liability, obligations or investigations arising under any Environmental Law in effect as of the Closing, for which the Company or any Company Subsidiary has or would have any liability; and (vii) the Company has provided to the Purchaser copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession, custody or control relating to the Company and each Company Subsidiary, their past or present operations and any currently or formerly owned or operated real property. For purposes of this Section 3.15, "predecessors" of the Company or any Company Subsidiary shall mean any entity that merged with or consolidated into, the Company (or any predecessor thereof) or any Company Subsidiary (or any predecessor thereof), or any entity from which the Company (or any predecessor thereof) or any Company Subsidiary (or any predecessor thereof) acquired all or substantially all of such entity's assets.

         As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) pollution or the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property involving any Hazardous Substance. The term "Hazardous Substance" means any hazardous, toxic or dangerous pollutant, contaminant, substance, chemical or waste that is listed, classified or regulated, or for which liability or standards of conduct are imposed under, any Environmental Law.

         SECTION 3.16. Proprietary Rights. Item 3.16 of the Disclosure Schedule contains a complete and accurate list of all of the Proprietary Rights of the Company and the Company Subsidiaries, except for those referred to in clause (v) of the definition of "Proprietary Rights" insofar as the rights referred to in such clause are not patented or registered or the subject of a pending patent application or application for registration. The term "Proprietary Rights" shall mean (i) registrations of trademarks and other marks, service marks, trade names, domain names or other trade rights of the Company or any Company Subsidiary, (ii) pending applications for any such registration of the Company or any Company Subsidiary, (iii) registered patents and rights in or to patents and copyrights and pending applications therefor of the Company or any Company Subsidiary, (iv) computer software (including, but not limited to, source code, executable code, data, databases and documentation, but excluding commercially available software) of the Company or any Company Subsidiary and (v) right to other trademarks, service marks and other marks, trade names, trade dress and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts, and other proprietary rights, whether or not patented or registered, which are used, licensed or otherwise necessary for the Company and each Company Subsidiary to conduct its business as presently conducted. Except as indicated in Item 3.16 of the Disclosure Schedule, (A) the Company and each Company Subsidiary (x) is the sole owner of, and has the exclusive right to use, or (y) has a valid and enforceable license or other right to use the Proprietary Rights, free from all Liens, and, no Person has a right to receive a royalty or similar payment in respect of any Proprietary Rights owned by the Company or any Company Subsidiary, whether pursuant to any contractual arrangements entered into by the Company or any Company Subsidiary; (B) neither the

Company's nor any Company Subsidiary's use of the Proprietary Rights nor the Company's or any Company Subsidiary's operation of its business, as of or prior to the Closing Date, infringed or otherwise violated the rights of any third party and neither the Company nor any Company Subsidiary has not received any written notice or claim contesting the validity, enforceability, use or ownership of any Proprietary Rights; and (C) to the Knowledge of the Company, there is no infringement or violation of the Proprietary Rights by any third party. Neither the Company nor any Company Subsidiary has any obligation to compensate any Person for the use of any Proprietary Rights and neither the Company nor any Company Subsidiary has granted any Person any license or other rights to use in any manner any of the Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Item 3.16 of the Disclosure Schedule. All Proprietary Rights owned or used by the Company and any Company Subsidiary prior to Closing shall be owned or available for use by the Company and such Company Subsidiary on identical terms and conditions immediately subsequent to Closing. The computer systems, including software, hardware, networks and interfaces (collectively, "Systems") used in the conduct of the Company's and any Company Subsidiary's business are sufficient for the present needs of the Company and such Company Subsidiary as currently contemplated. Except as set forth in Item 3.16 of the Disclosure Schedule, all Systems, other than off-the-shelf software, used in the conduct of the Company's and any Company Subsidiary's business are owned and operated by and are under the control of the Company and any Company Subsidiary, and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company or any Company Subsidiary.

         SECTION 3.17. Title to and Condition of Assets; Leases.

         (a) Item 3.17(a) of the Disclosure Schedule sets forth the address of all parcels of real property owned, leased or operated by the Company and each Company Subsidiary. Except as indicated on Item 3.17(a) of the Disclosure Schedule, the Company and each Company Subsidiary has good and marketable title in fee to such of its fixed assets as are owned real property, and good and merchantable title to all of its other assets (tangible or intangible), located on its premises, used by it or now carried on its books, including those reflected in the Interim Balance Sheet, or acquired since the date of such balance sheet (except personal property disposed of since said date in the Ordinary Course of Business), free and clear of any Lien, except for Permitted Liens. Except as set forth on Item 3.17(a) of the Disclosure Schedule, the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all leases (both capital and operating) under which it is operating, and all said leases are valid and subsisting and in full force and effect.

         (b) Except as set forth in Item 3.17(b) of the Disclosure Schedule, the assets and properties owned or leased by the Company and each Company Subsidiary and used in their businesses are, in all respects, in good operating condition, order and repair, normal wear and tear excepted. The assets and properties leased by the Company and each Company Subsidiary and used in their respective businesses are described on Item 3.17(b) of the Disclosure Schedule.

         (c) Neither the Company nor any Company Subsidiary is in default under nor has it breached its obligations under any of the leases of real and personal property to which it is a party in any material respect, nor to the Knowledge of the Company, is any other party thereto in default or breach in any material respect. Except as set forth on Item 3.17(c) of the Disclosure Schedule, since December 31, 2000, or since the time of its formation in the case of the Company, neither the Company nor any Company Subsidiary has incurred any unreimbursed damage, expense or loss that has not been paid in full, as a result of any violation of any law, ordinance, regulation, order or requirement relating to its leased properties or received any written notice from any Governmental Entity claiming any violation thereof or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with said properties. No permits, licenses or certificates of occupancy pertaining to the operation by the Company or any Company Subsidiary of any of the leased properties, other than those held by it, are required by any Government Entity. Except as set forth on Item 3.3 of the Disclosure Schedule or on Item 3.17(c) of the Disclosure Schedule, no consent of any landlord is required under any lease in order to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all material leases to which the Company and any Company Subsidiary is a party, including all amendments, addenda, waivers and all documents relating thereto, have heretofore been delivered or been made available by the Company to the Purchaser.

         (d) The Company and each Company Subsidiary owns, has a valid leasehold interest in, or has a valid license to use, all the assets, properties and rights (whether tangible or intangible) necessary for the conduct of its business as presently conducted.

         SECTION 3.18. Inventory. The inventory of the Company and each Company Subsidiary reflected on the Interim Balance Sheet has been, manufactured or acquired in the Ordinary Course of Business and has been valued at the lower of cost or market on a first-in, first out basis in accordance with Applicable GAAP. All slow-moving, unmarketable, returned, rejected, damaged or obsolete inventory has been written off or down in accordance with Applicable GAAP and in accordance with the Company's Accounting Policies. Except as expressly set forth in the two immediately preceding sentences, and subject to any reserves for inventory listed on the Closing Balance Sheet, the Shareholders make no representation or warranty regarding the usability or the salability of any inventory of the Company or the Company Subsidiaries. The representation and warranty on inventory set forth in this Section 3.18 does not take into account or consider the impact on the inventory of any events, occurrences, effects or circumstances that may arise after the Closing as a result of this Agreement or the transactions contemplated hereby. The impact on the inventory of any such post-closing events, occurrences, effects or circumstances shall not constitute, give rise to or result in a breach of this representation and warranty on inventory.

         SECTION 3.19. Product Warranties and Product Liabilities. Item 3.19 of the Disclosure Schedule sets forth an accurate and complete description of the Company's and the Company Subsidiaries' warranty policies and all outstanding warranties relating to any of the Company's and the Company Subsidiaries' products other than warranties implied or imposed by law. Neither the Company nor any Company Subsidiary has, or will incur, any liability not covered by insurance, which liabilities arise out of any damage, loss or injury caused by, or out of, the ownership, use or possession of any of its products or any breach of any express or implied product warranty or any other similar claim with respect to any of its products, other than claims under standard warranty obligations (to replace, repair or refund) made by the

Company or any Company Subsidiary in the Ordinary Course of Business, and which, if adversely determined against the Company or any Company Subsidiary, would not in the aggregate exceed $25,000 with respect to products sold or manufactured by the Company or any Company Subsidiary prior to the Closing.

         SECTION 3.20. Insurance. The Company and each Company Subsidiary is the named insured of the current policies of insurance set forth in Item 3.20 of the Disclosure Schedule, all of such policies of insurance are in full force and effect and Item 3.20 is a complete and accurate list of all of the insurance policies of the Company and the Company Subsidiaries. All premiums due to date on such policies have been paid in full or accrued on the Interim Balance Sheet. Such policies provide coverage to insure the property and business of the Company and each Company Subsidiary against such risks and in such amounts as are prudent in the reasonable judgment of the Company. The current properties used by the Company and each Company Subsidiary have been continually insured under appropriate policies of insurance. With respect to each such insurance policy listed on Item 3.20 of the Disclosure Schedule: to the Knowledge of the Company, (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party to the policy, or, to the Knowledge of the Company, permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Except as set forth in Item 3.20 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any self-insurance or co-insurance programs. Copies of the insurance policies disclosed on Item 3.20 of the Disclosure Schedule have been delivered to the Purchaser.

         SECTION 3.21. Bank Accounts. Item 3.21 of the Disclosure Schedule lists each bank in which the Company and any Company Subsidiary maintains an account or safe deposit box, the number of each such account or safe deposit box and the names of all Persons holding check signing or withdrawal powers or other authority with respect thereto. Also set forth on Item 3.21 of the Disclosure Schedule are the names of all Persons, if any, holding powers of attorney from the Company and any Company Subsidiary.

         SECTION 3.22. Guaranties. Except as described on Item 3.22 of the Disclosure Schedule, there are no contracts or commitments by the Company or any Company Subsidiary guaranteeing the payment or performance by others or by each other, or whereby any such corporation is, or will be, in any way liable with respect to the obligations of any other Person.

         SECTION 3.23. Related Parties. Except as described in Item 3.23 of the Disclosure Schedule, and except for dividends or distributions paid on the Shares, exclusive of any obligations under the Earnout Agreement and the employment and consulting agreements with the Key Employees and Consultants disclosed elsewhere in this Agreement, neither the Company nor any Company Subsidiary is, nor at any time since December 31, 2002 has it been, a party to any contract, agreement or transaction with, or any other commitment to (i) the Shareholders or any partner, trustee or beneficiary of the Shareholders, (ii) any Person related by blood, adoption or marriage to any of such Persons, (iii) any director or officer of the Company or any Subsidiary, other than as described in Item 3.23 of the Disclosure Schedule, or (iv) any corporation or other entity in which any of such Persons, directly or indirectly, has an equity, partnership, or similar interest, other than passive ownership of less than 2% of any class of securities of any publicly traded company. Except as described in Item 3.23 of the Disclosure Schedule, none of the foregoing Persons has any interest in any property used by the Company or any Company Subsidiary. Item 3.23 of the Disclosure Schedule sets forth all dividends and distributions paid on the Shares since June 30, 2002 to the date hereof.

         SECTION 3.24. Employees. Item 3.24 of the Disclosure Schedule contains a true and complete list as of September 30, 2003 of (i) the employees employed by the Company and the Company Subsidiaries, whether on a full-time, part-time or temporary basis, and including such employees employed through the assistance of a temporary employment agency, (ii) the title or position of such employees,
(iii) the rate of all current compensation payable by the Company and each Company Subsidiary to each such employee, including any vacation, bonus, contingent or deferred compensation, and (iv) the trustees and directors of the Company and each Company Subsidiary. To the Knowledge of the Company, no executive or key employee of the Company or any Company Subsidiary and no group of employees of the Company or any Company Subsidiary has any plans to terminate employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any plant closing or employee layoff activities within the twelve (12)-month period ended September 30, 2003 that would violate, or in any way require the giving of notice under, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

         SECTION 3.25. Customers and Suppliers.

         (a) Item 3.25(a) of the Disclosure Schedule (the "Customer Schedule") lists the ten largest customers of the Company and each Company Subsidiary (on a consolidated basis) for each of the two most recent fiscal years (i.e., the years ended December 31, 2002 and 2001) and sets forth opposite the name of each such customer the amount and percentage of consolidated gross sales attributable to such customer. The Customer Schedule also lists any additional current customers which the Company and each Company Subsidiary anticipates shall be among the ten largest customers for the twelve (12)-month period ended December 31, 2003.

         (b) Item 3.25(b) of the Disclosure Schedule (the "Supplier Schedule") lists the ten largest suppliers of the Company and each Company Subsidiary (on a consolidated basis) for each of the two most recent fiscal years (i.e., December 31, 2002 and 2001) and sets forth opposite the name of each such supplier the amount of purchases from such supplier. The Supplier Schedule also lists any additional current suppliers which the Company and each Company Subsidiary anticipates shall be among the ten largest suppliers for the twelve (12)- month period ended December 31, 2003.

         (c) Except as set forth on Item 3.25(c) of the Disclosure Schedule, since June 30, 2002, no supplier listed on Item 3.25(b) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any Company Subsidiary, and no customer listed in Item 3.25(a) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any Company Subsidiary.

         SECTION 3.26. Absence of Certain Payments. Neither the Company, any Company Subsidiary nor any of their officers, trustees, directors, employees or Shareholders has with respect to the Company or such Company Subsidiary (i) made or received any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contributions, payments or gifts is illegal under the laws of the United States or any other jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on its books or records for any reason; (iii) made any payments to any Person with the intention or understanding that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; (iv) made any contribution, or reimbursed any political gift or contribution made by any other Person, to candidates for public office where such contribution would be in violation of applicable law; or (v) otherwise made or received any bribes, kickback payments or other illegal payments.

         SECTION 3.27. Indebtedness. Item 3.27 of the Disclosure Schedule sets forth the Indebtedness of the Company and the Company Subsidiaries, including the principal amount, interest rate, maturity date, prepayment penalty (if any) and lender or party owed with respect to all such Indebtedness.

         SECTION 3.28. Noncompete. Except as set forth in Item 3.28 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any non-competition or similar contract, agreement or understanding that restricts the ability of the Company or the Company Subsidiaries, or any of their respective Affiliates, to conduct business in any geographic area.

         SECTION 3.29. Disclaimer. The Shareholders do not make, and have not made, any representations or warranties relating to the Shareholders, the Company, any Company Subsidiary or the business of the Company or a Company Subsidiary or otherwise in connection with the transaction contemplated hereby other than those expressly set forth herein. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda including, without limitation, any memoranda and materials provided by any representative of the Shareholders are not, and shall not be deemed to be or to include, representations or warranties of the Shareholders. No Person has been authorized by the Shareholders to make any representation or warranty relating to the Shareholders, the Company, any Company Subsidiary or the business of the Company or a Company Subsidiary or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Shareholders and shall not be deemed to have been made by the Shareholders.

                                   ARTICLE IV

                   REPRESENTATIONS CONCERNING THE SHAREHOLDERS

         Each of the Shareholders, as to such Shareholder, represents and warrants to the Purchaser as follows:

         SECTION 4.1. Authorization and Enforceability. Such Shareholder has the requisite power and authority to execute and deliver this Agreement and, subject to the Company Required Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other proceeding on the part of such Shareholder is necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than with respect to the Company Required Approvals). This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         SECTION 4.2. Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby will
(i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement, instrument of trust, or other instrument or obligation to which such Shareholder is a party or by which any of such Shareholder's properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder, or any of his properties or assets.

         SECTION 4.3. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would be expected to adversely affect such Shareholder's performance under this Agreement or prevent or materially delay the Closing. Such Shareholder is not subject to any outstanding order, writ, injunction or decree that would materially and adversely affect such Shareholder's performance under this Agreement.

         SECTION 4.4. Shareholder Action. No Shareholder has taken any action which would create any liability or obligation on the part of the Company after the Closing to pay any broker's, finder's, financial advisor's or other similar fee or commission, or any legal or accounting fees, in connection with the transactions contemplated by this Agreement.

         SECTION 4.5. Transfer. Such Shareholder has full right, power and authority to sell, assign, transfer and deliver the Shares to be sold by such Shareholder hereunder. On the date hereof, such Shareholder is the lawful owner of, and has, good and marketable title to the Shares set forth opposite its name in Schedule 1, free and clear of all Liens, voting trusts, proxies and other arrangements of any kind whatsoever, except for the Declaration of Trust. Upon delivery of and payment for the Shares to be sold by such Shareholder hereunder in accordance with the terms of this Agreement, good and marketable title to such Shares will pass to the Purchaser, free and clear of all Liens.

         SECTION 4.6. Shareholder Tax Matters. During the period in which the Company has elected to be treated as an "S corporation" for federal income tax purposes, such Shareholder (the "S Corporation Shareholders"), has duly and timely filed all tax reports and returns required to be filed by him, her or it that include or were required to include the income of the Company. All such Shareholder tax returns were consistent with the tax returns filed by the Company and all taxes shown or required to be shown on the Shareholder tax returns have been timely paid in full. There are no pending or threatened audits, inquiries, investigations or examinations relating to any of the Shareholder tax returns, and there are no claims which have been or may be asserted relating to any of the Shareholder tax returns which if determined adversely would result in the assertion by any Governmental Entity of any tax deficiency against the Company. There have been no waivers or extensions of statutes of limitations executed by the S Corporation Shareholders with respect to the Shareholder tax returns.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders, as follows:

         SECTION 5.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

         SECTION 5.2. Authorization. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Purchaser, and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         SECTION 5.3. Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which the Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its subsidiaries or any of their properties or assets.

         SECTION 5.4. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries that would reasonably be expected to adversely affect the Purchaser's performance under this Agreement or prevent or materially delay the Closing. Neither the Purchaser nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to affect the Purchaser's performance under this Agreement.

         SECTION 5.5. Broker. The Purchaser has no liability or obligation to pay any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         SECTION 5.6. Financing. On and as of the date of the Closing, the Purchaser will have sufficient funds to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder.

         SECTION 5.7. Investment Representations. The Purchaser's present intention is to acquire the Shares for its own account and the Shares are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof.

         SECTION 5.8. Accredited Investor Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1. Public Announcements. The Shareholders and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

         SECTION 6.2. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including the fees of attorneys, accountants, brokers and other advisors, incurred by the Shareholders or the Company in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Shareholders and any such fees and expenses incurred by the Purchaser shall be paid by the Purchaser, regardless of whether the Closing occurs.

         SECTION 6.3. Post-Closing Cooperation. Each of the parties hereto agrees that after the Closing, the parties shall cooperate with each other in providing information reasonably required by another party in connection with third-party claims against any party, including litigation, tax audits, insurance audits and governmental investigations; provided that the out-of-pocket costs of providing information shall be borne by the party requesting such information (unless the requesting party is entitled to indemnification therefor under Article IX below). In addition, in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX below).

         SECTION 6.4. Covenant Not to Compete. As a material inducement to cause the Purchaser to enter into this Agreement, the Shareholders (with the exception of Mark E. Barrington) agree that for a period of three (3) years from and after the Closing Date, the Shareholders will not engage in the United States directly or indirectly in the business of the manufacture and distribution of offset printing blankets and pressroom chemistry; provided, however, that no passive owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in the business of the Company; provided, further, that those Shareholders listed on Item 6.4 of the Disclosure Schedule may engage in the activities listed on Item 6.4 of the Disclosure Schedule. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.4 is invalid or unenforceable, the Shareholders and the Purchaser agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         SECTION 6.5. Non-Solicitation. Each of the Shareholders agrees that for a period of three (3) years after the Closing Date, such party shall not directly or indirectly solicit for employment or hire as an employee or consultant any current employee of the Company or any Company Subsidiary, without the written consent of the Purchaser, until such time as such Person has been separated from employment by the Company for a period of one hundred eighty
(180) days.

         SECTION 6.6. Books and Records. The Purchaser agrees that it shall maintain the pre-closing books and records of the Company for a period of six
(6) years after the Closing Date; provided, however, that if, after the fourth
(4th) anniversary after the Closing Date, the Purchaser does not want to continue to maintain such books and records, it will give the Shareholders written notice thereof; and provided further that if the Shareholders inform Purchaser within 30 days of their receipt of such notice that they desire to maintain the Company's books and records, then the Purchaser shall immediately deliver the Company's pre-closing books and records to the Shareholders.

         SECTION 6.7. Termination of Employees.

         (a) The Shareholders shall cause the Company and the Company Subsidiaries, as applicable, to terminate those employees listed on Item 6.7(a) of the Disclosure Schedule ("Terminated Employees"), effective no later than the Closing. The Company and the Company Subsidiaries, as the case may be, shall bear sole responsibility for the payment of any obligations which may be owed to such employees as a result of such termination, pursuant to the terms of their employment agreement or otherwise. In connection with such termination, and in consideration of any severance or other payment made by the Company and the Company Subsidiaries, if any, to such Terminated Employees, the Company and the Company Subsidiaries shall obtain a form of general release from the Terminated Employees (the "Release"), which shall release and indemnify and hold harmless the Company, the Company Subsidiaries and the Purchaser, and each of their respective subsidiaries, predecessors, officers, directors, shareholders and Representatives from any claim for damages, whether known by the Terminated Employees as of the Closing Date, that is related to, or otherwise arising out of, their employment.

         (b) The employees listed on Item 6.7(b) of the Disclosure Schedule shall have resigned from the Company or the Company Subsidiaries, as applicable, effective no later than the Closing ("Resigning Employees"). The Company and the Company Subsidiaries shall bear sole responsibility for the payment of any obligations which may be owed to such employees as a result of such resignation, pursuant to the terms of their employment agreement or otherwise. Each such Resigning Employee shall have executed a Release in connection with such resignation.

         SECTION 6.8. Payment of Obligations. On or before January 10, 2004, the Purchaser shall cause the Company to discharge the obligations of the Company accrued for on the Closing Balance Sheet and set forth on Item 6.8 of the Disclosure Schedule.

         SECTION 6.9. Transfer of Title. The Shareholders shall, at any time from and after the Closing, upon the request of the Purchaser and at the Purchaser's expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in the Purchaser good title to all of the Shares, free and clear of all Liens.

         SECTION 6.10. Shareholders' Representatives. The Shareholders hereby designate the Shareholders' Representatives to execute any and all instruments or other documents on behalf of the Shareholders, and to do any and all other acts or things on behalf of the Shareholders, which the Shareholders' Representatives may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder at or following the Closing. Without limiting the generality of the foregoing, the Shareholders'

Representatives shall have the full and exclusive authority to: (i) agree unanimously with the Purchaser with respect to any matter or thing calling for the agreement of the Shareholders under the terms of this Agreement, (ii) give and receive notices on behalf of all the Shareholders, (iii) act on behalf of the Shareholders in connection with any matter as to which the Shareholders are or may be obligated to do under this Agreement, all in the absolute discretion of the Shareholders' Representatives, and (iv) in general, do all things and perform all acts, including without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Shareholders' Representatives to be necessary or advisable in connection with, this Agreement, and (v) take all actions necessary or desirable in connection with the defense and/or settlement of any indemnification claims pursuant to Article IX and performance of obligations under Article II, including withholding funds for the satisfaction of post-Closing liabilities. The Shareholders shall cooperate with the Shareholders' Representatives and any accountants, attorneys or other agents whom they may retain to assist in carrying out its duties hereunder. All decisions by the Shareholders' Representatives shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders' Representatives may communicate with any Shareholder or any other Person concerning his responsibilities hereunder, but it is not required to do so. The Shareholders' Representatives hereby acknowledges and agrees it has a duty to serve in good faith the interests of the Shareholders and to perform its designated role under this Agreement. The Shareholders hereby acknowledge and agree that the Shareholders' Representatives shall have no financial liability whatsoever to any Person relating to their service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. The Shareholders further agree to indemnify and hold harmless the Shareholders' Representatives against any loss, expense (including reasonable attorney's fees and disbursements) or other liability arising out of their service as the Shareholders' Representatives under this Agreement, other than for harm directly caused by an act of willful misconduct.

         SECTION 6.11. Shareholders' Agreement. The Company and the shareholders party thereto hereby terminate the Shareholders' Agreement, dated as of June 30, 2000, and acknowledge that all rights and obligations of the parties thereunder are terminated.

         SECTION 6.12. D&O Indemnification. The Purchaser agrees that it shall not cause the Company or the majority-owned Company Subsidiaries to amend the Charters or By-laws of the Company and the majority-owned Company Subsidiaries in a way that adversely affects, on a retroactive basis, the indemnification, expense reimbursement or expense advancement provided to the existing or former directors and officers, and other covered persons, of the Company, NDI or Bellwether by such Charters and By-laws as of the date hereof, with respect to events, occurrences, or circumstances that occurred prior to the Closing.

         SECTION 6.13. Resignations. On or prior to the Closing, the Shareholders will cause to be delivered to the Purchaser the resignations, effective as of the Closing, of such of the following as the Purchaser shall have requested prior to the Closing: (i) the trustees of the Company and (ii) the directors and officers of each of NDI and Bellwether.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.1. Conditions to Obligations of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by the
Shareholders:

         (a) Opinion of Purchaser's Counsel. The Shareholders shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to the Purchaser, dated the date of the Closing, substantially in the form of Exhibit B.

         (b) Escrow Agreement. The Escrow Agent and the Purchaser shall have executed and delivered the Escrow Agreement.

         (c) Employment/Consulting Agreements. Each of D. Scott Morrison, Robert McCormack and Mark E. Barrington shall have entered into employment agreements with the Purchaser and Glenn M. Hicks shall have entered into a consulting agreement with the Purchaser.

         (d) Earnout Agreement. The Earnout Agreement shall have been executed and delivered by the parties thereto.

         (e) Payments. The payments listed in Section 2.2(b)(i) hereof shall have been paid by the Purchaser at the Closing.

         SECTION 7.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by the
Purchaser:

         (a) Third-Party Consents. All required consents of the Shareholders shall have been obtained and shall be in full force and effect, except for any consent or approval which has been waived by Purchaser, as set forth on Item 7.2(a) of the Disclosure Schedule.

         (b) Opinion of Shareholders' Counsel. The Purchaser shall have received an opinion of Calfee, Halter & Griswold LLP, counsel to the Shareholders, dated the date of the Closing, substantially in the form of Exhibit C.

         (c) Employment/Consulting Agreements. The Purchaser shall have entered into (i) employment agreements with each of D. Scott Morrison, Robert McCormack and Mark E. Barrington and (ii) a consulting agreement with Glenn M. Hicks (collectively, the "Key Employees and Consultants"), in each case mutually acceptable to the Purchaser and such Key Employees and Consultants.

         (d) Escrow Agreement. The Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         (e) Bellwether Purchase Agreement. Day, Morrison Ink and Carver Golf shall have executed and delivered the Bellwether Purchase Agreement.

         (f) Releases. Each of the Terminated Employees and each of the Resigning Employees shall have delivered to the Purchaser at or prior to the Closing a Release in the form attached hereto as Exhibit D.

         (g) Resignations. The Resigning Employees shall have delivered to the Purchaser at or prior to the Closing a letter of resignation from the Company and the Company Subsidiaries, as applicable.

         (h) Terminations. The Terminated Employees shall have been terminated by the Company and the Company Subsidiaries, as applicable.

         (i) Certificate of Good Standing and other Records. The Shareholders shall have delivered to Purchaser at or prior to the Closing (i) a certificate of good standing of the Company and each of the Company Subsidiaries with respect to its jurisdiction of incorporation or organization (ii) such other documents reasonably requested by Purchaser.

         (j) Delivery of Huntington Pay-off Letter. Upon payment of the Huntington Debt by Purchaser immediately prior to Closing, Huntington Bank shall have delivered to the Purchaser a pay-off letter, accompanied by the collateral securing the Huntington Debt. In connection therewith, the Pledge Agreement shall also have been terminated.

         (k) Repayment of Non-Assumed Liabilities. All liabilities of the Company and the Company Subsidiaries listed on Item 2.2(a)(C) of the Disclosure Schedule that are not being assumed by the Purchaser shall have been repaid by the Shareholders.

         (l) Reverse Split Dollar Life Insurance Policies. The Company's reverse split dollar life insurance program, and the life insurance policies included therein, shall have been terminated.

         (m) Amendments to Leases. The Company shall have entered into amendments to the lease agreements with the respective lessors for each of the properties located in Rockland, Massachusetts; Cleveland, Ohio; and Little Elm, Texas; each of which shall be mutually acceptable to the Purchaser and the lessors of such properties.

         (n) Compensation Agreements. All deferred compensation agreements, incentive compensation agreements, executive life insurance agreements and executive life insurance policies to which the Company or NDI is a party shall have been assigned by the Company or terminated in their entirety, and all conditions precedent in relation thereto shall have been satisfied.

         (o) Waiver of Rockmont Right. Dr. Jurgen Meyer, on behalf of Sunshine Graphics, Inc., shall have waived the call option upon a change of control to purchase the Company's 45% interest in Rockmont as described in
Section 14.2 of the Second Amended and Restated Operating Agreement of Rockmont, dated effective as of April 1, 2001.

                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         SECTION 8.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties.

         SECTION 8.2. Waiver. Either the Shareholders' Representatives, on the one hand, or the Purchaser, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies of the other party in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                          INDEMNIFICATION AND SURVIVAL

         SECTION 9.1. Indemnification.

         (a) Subject to the provisions of Sections 9.1(b), 9.1(e), 9.2, 9.4, 9.7 and 9.8, following the Closing, the Shareholders (severally and pro rata to their respective percentage interests as set forth adjacent to such Shareholders' names on Schedule 1), on the one hand, and the Purchaser, on the other, agrees to indemnify, defend and hold the other party or parties and any of their respective Affiliates and Representatives (excluding financial advisors, accountants, consultants and legal counsels), harmless from and against all damages, losses, obligations, liabilities and expenses, including reasonable attorneys' fees (whether incurred in disputes between the parties or disputes with third parties or otherwise) (collectively "Damages") actually incurred or suffered by an indemnified party (excluding any costs of internal personnel of an indemnified party and excluding any consequential, indirect, lost profits or special Damages) based upon, relating to, arising out of or otherwise in respect of (i) any breach of any representation, warranty, covenant or agreement of the indemnifying party contained in this Agreement, (ii) in the case of the Purchaser, any actions undertaken (A) in order to bring the Company, NDI or Bellwether into compliance with Environmental Laws or (B) to remediate damage to the environment, it being understood that (I) this clause (ii) relates only to circumstances known to exist on or prior to the Closing Date and (II) except with respect to those actions specified in Item 9.1(a) of the Disclosure Schedule (all such actions listed in Item 9.1(a) of the Disclosure Schedule, the "Known Environmental Claims"), this clause (ii) shall be applicable only to such actions as are required by, or undertaken by, the Company, NDI or Bellwether in response to claims or alleged violations independently asserted against the Purchaser, the Company, NDI or Bellwether by unaffiliated third parties, (iii) any possible tax liabilities (including, without limitation, state sales, state income, franchise tax or personal property tax liabilities), of the Company, NDI or Bellwether (as applicable) for any period through and including the Closing Date and (iv) claims made by the landlord under the lease, dated as of September 17, 2001, for the property located at 348 Circuit Street in Hanover, Massachusetts, arising out of or otherwise relating to defaults or alleged defaults by NDI under or with respect to such lease that occurred or may occur prior to the execution of an amendment to such lease. The Purchaser hereby agrees that it shall use commercially reasonable efforts to minimize the costs associated with the Known Environmental Claims, including utilizing its in-house resources as well as the in-house resources of the Company, NDI and Bellwether after the Closing to undertake and complete such actions to the extent practicable.

         (b) With the exception of the Known Environmental Claims (which shall not be subject to any minimum dollar threshold), the Purchaser shall be entitled to make General Indemnification Claims and Environmental Indemnification Claims under this Section 9.1 only for claims or a series of related claims which are in excess of Two Thousand Five Hundred Dollars ($2,500). Except as otherwise provided in Section 9.1(e), the Shareholders shall be liable for Damages under Section 9.1 in respect of General Indemnification Claims and Environmental Indemnification Claims only if the aggregate amount of all Damages for which they would be liable in respect of General Indemnification Claims and Environmental Indemnification Claims exceeds One Hundred Thousand Dollars ($100,000) at which point the Shareholders will be liable for all amounts in excess thereof (i.e., excluding the first $100,000 of liability). The limitations set forth in the foregoing two sentences of this Section 9.1(b) on the liability of the Shareholders shall not be applicable to Tax Indemnification Claims. Except as otherwise provided in Section 9.1(e), the Shareholders shall not be liable for aggregate Damages in excess of:

                  (i) in the case of General Indemnification Claims, the General Indemnification Amount less the amount of the General Indemnification Amount used to satisfy Environmental Indemnification Claims and Tax Indemnification Claims;

                  (ii) in the case of Environmental Indemnification Claims, the Environmental Indemnification Amount plus, if the aggregate amount of Damages relating to Environmental Indemnification Claims exceeds the Environmental Indemnification Amount, the portion of the General Indemnification Amount not used to satisfy General Indemnification Claims, Tax Indemnification Claims and other Environmental Indemnification Claims; and

                  (iii) in the case of Tax Indemnification Claims, the Tax Indemnification Amount plus, if the aggregate amount of Damages relating to Tax Indemnification Claims exceeds the Tax Indemnification Amount, the portion of the General Indemnification Amount not used to satisfy General Indemnification Claims, Environmental Indemnification Claims and other Tax Indemnification Claims.

         Notwithstanding any provision in this Agreement to the contrary, the aggregate liability for Damages of the Shareholders shall not exceed Eleven Million Dollars ($11,000,000) under any circumstance. For purposes of determining the amount of Damages that are the subject matter of a claim for indemnification hereunder (but not for the purpose of determining whether any breach of a representation or warranty has occurred), each representation and warranty contained in this Agreement shall be read without regard to, and without giving effect to, any materiality standard or qualification contained in such representation or warranty.

         (c) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement applicable thereto. If within thirty (30) days after receiving such notice, the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld or delayed) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as it is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of the defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification and provided further that if the defense is assumed by the indemnifying party, the indemnifying party shall provide written notice to the indemnified party whether the indemnifying party is asserting that the underlying claim is, or is not, subject to the indemnification provided for in this Article IX and if the indemnifying party asserts that such claim is not subject to indemnification pursuant to this Article IX the indemnifying party cannot assume such defense. The indemnifying party shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, except to the extent that such settlement would involve relief other than monetary damages. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the named parties to the suit, action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would constitute a conflict of interest, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party and reasonably acceptable to the indemnifying party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense with the consent of the indemnifying party (which will not be unreasonably withheld). Notwithstanding any provision in this Agreement to the contrary, the right of the indemnifying party to contest the assertion by the indemnified party that the indemnified party is entitled to indemnification with respect to the subject claim or proceeding shall not be extinguished due to the failure or refusal of the indemnifying party to deliver a notice of intent to dispute and defend. If such claim is by, or such liability or expense arises out of a claim by, a third party, regardless of whether such claim, liability or expense is one that by its nature can be or is defended by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and, if the indemnified party has assumed such defense shall cooperate with the indemnifying party in such defense.

         (d) No liability shall be enforced against an indemnifying party to the extent of any insurance proceeds actually received by an indemnified party with respect to Damages incurred or suffered by the indemnified party (excluding self-insured amounts) and the amount of such Damages shall be reduced by the amount of insurance proceeds actually received. If the indemnified party receives any insurance proceeds after the indemnifying party shall have made any payment to the indemnified party with respect to such Damages, the indemnified party shall promptly remit such payment to the indemnifying party to the extent of such insurance proceeds received. The Purchaser agrees to cause the Company to, and the Company shall, make appropriate claims in good faith under its insurance policies, if any, covering any liability for which the Shareholders are providing any indemnity under this Article IX and use commercially reasonable efforts to collect on such claims; provided that such claim or claims would not material adversely affect the Purchaser with respect to its insurance policies.

         (e) Subject to the remainder of this Section 9.1(e), the limitations set forth in Section 9.1(b) on the liability of the Shareholders shall not be applicable in the case of any breach of the covenants set forth in Sections 6.4, 6.5 and Article IX of this Agreement or a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.4 or 4.5, provided that any claim under such sections may be brought only against the Shareholders breaching Sections 4.1, 4.2, 4.4 or 4.5, as the case may be. In addition, the limitations on indemnification set forth in Section 9.1(b) shall not be applicable to any claim based on fraud.

         (f) From and after the Closing Date, the sole and exclusive remedy of each indemnified party as against any Person, with respect to any and all claims of any kind whatsoever relating to this Agreement, shall be the indemnification provisions set forth in this Article IX.

         SECTION 9.2. Survival. All representations, warranties, covenants and agreements contained in this Agreement (including the Disclosure Schedule) shall survive the execution and delivery of this Agreement and the Closing, but no claim for breach thereof or failure to comply therewith by the Shareholders or any of them may be brought after May 24, 2005, except (i) as provided below in this Section 9.2 and (ii) that the covenants specified in Section 9.1(e) shall survive without limitation, and no claim for breach of warranty or misrepresentation may be brought except as provided in this Article IX. Claims made with respect to the representations and warranties contained in (A) Sections 3.8 (Benefit Plans), 3.11 (Tax Matters), 3.12 (Broker) and 4.4 (Shareholder Action) must be made prior to the expiration of the applicable statutes of limitations (including all waivers, tollings or extensions thereof) relating to the matters underlying such sections and (B) 3.15 (Environmental Matters) and Section 9.1(a)(ii) (environmental compliance; remediation matters) must be made prior to November 24, 2008. Claims made with respect to the representations and warranties contained in 4.1 (Authorization and Enforceability) and 4.5 (Transfer) shall survive indefinitely. If prior to the applicable date after which a claim may not be brought hereunder a state of facts shall have become known which may constitute or give rise to any Damages as to which indemnity may be payable by the Shareholders and the Purchaser shall have given to the Shareholders' Representatives written notice, in accordance with Section 10.1, of such claim prior to expiry, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of.

         SECTION 9.3. Indemnification on Terminated Employee Obligations and Claims. The Shareholders shall jointly and severally indemnify and hold harmless the Purchaser from and against any Damages on account of any Terminated Employee Obligations and Claims now existing or hereafter arising against Company and/or the Purchaser, and/or each of their respective subsidiaries, predecessors, officers, directors, shareholders and other Representatives ("Purchaser Indemnitees"), in connection with the termination of employees of the Company and the Company Subsidiaries on or prior to the Closing Date, except to the extent that the Company, the Purchaser or any Purchaser Indemnitee recovers the amount of such Damages under any insurance policy held by the Company, the Purchaser or any Purchaser Indemnitee. The term "Terminated Employee Obligations and Claims" shall mean any obligation which may be owed to any employee as a result of such employee's termination of employment with the Company or any of the Company Subsidiaries on or before the Closing Date, and any severance or other payment made by the Company to such employee in connection with such termination, including, without limitation, all obligations and payments made by the Company pursuant to Section 6.7, and any claim by a Terminated Employee against the Company, the Purchaser or any Purchaser Indemnitee, relating to, or arising from, such termination, including, without limitation, any claim of employment discrimination, wrongful termination, or termination without cause.

         SECTION 9.4. Bellwether. Notwithstanding any other provision in this Agreement to the contrary, the Shareholders, Carver Golf and Morrison Ink hereby acknowledge and agree that all claims for Damages (if any) relating to the representations, warranties and covenants relating to Bellwether contained in the Bellwether Purchase Agreement or this Agreement ("Bellwether Damages") shall be made, determined and disposed of pursuant to Article IX of this Agreement and that the limitations described in this Article IX shall be applicable to any claim for Bellwether Damages. The Shareholders (severally and pro rata to their respective shares of the Purchase Price) shall be liable for 60.43% of Bellwether Damages. Carver Golf and Morrison Ink shall be liable for 22.95% and 16.62% of any Bellwether Damages, respectively.

         SECTION 9.5. Aggregation of Certain Claims. Notwithstanding anything in this Agreement to the contrary, if, at any time, the aggregate of all Damages (excluding therefrom legal fees and disbursements incurred in connection with seeking indemnification therefor) resulting from, arising out of, or imposed upon or incurred by an indemnified party by reason of any state of fact which, except for the inclusion of any qualification incorporating the concept of "materiality" in the indemnifying party's representations and warranties, would have constituted a breach of such representation or warranty, exceed One Hundred Thousand Dollars ($100,000), exclusive of any Damages for which indemnification pursuant to Section 9.1 would be available, then thereafter, any qualification incorporating the concept of "materiality" included in any representation or warranty shall be deemed to be deleted and any indemnified party entitled to indemnification may seek indemnification for all Damages, subject to the provisions of Section 9.1.

         SECTION 9.6. Certain Tax Matters. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company and each Company Subsidiary with respect to each period ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company and each Company Subsidiary with respect to each period beginning or including any period after the Closing Date. The parties shall give each other a reasonable opportunity to review and comment on a draft of such returns (other than those with respect to periods beginning after the Closing Date) prior to the filing thereof.

         SECTION 9.7. Settlement of Claims. The Purchaser agrees that it shall assert claims for indemnification under this Article IX either pursuant to this
Article IX or pursuant to the terms of the Escrow Agreement to the extent the Escrow Agreement is in full force and effect; provided, further, that if there are sufficient funds in the Escrow Amount to cover such claim or claims, such claim or claims shall be satisfied first out of the Escrow Amount. If the Shareholders' Representatives have any objection with respect to such claim or claims, they shall notify the Purchaser in writing within fifteen (15) days of their receipt of such claim or claims. If the Purchaser and the Shareholders' Representatives are unable within thirty (30) days after Purchaser's receipt of such objection to resolve all disputes regarding such claim or claims, the parties hereto reserve their respective rights to pursue any other remedies under this Agreement or otherwise at any time, including those set forth in
Section 9.8 below.

         SECTION 9.8. Right of Setoff. Subject to Section 9.2, the Purchaser shall have the option of setting off a portion of amounts claimed to be owed to it which exceed the amounts then held in an escrow account under the Escrow Agreement by notifying a Shareholder in writing that the Purchaser is reducing any amounts owed to such Shareholder (which notice shall also state which agreement or contract the Claimed Amount is being offset against) (the "Claimed Amount") by an amount equal to the Claimed Amount multiplied by the percentage set forth adjacent to such Shareholder's name on Schedule 1. In such event, within ten (10) Business Days after having delivered the written notice referenced in the preceding sentence, the Purchaser shall deposit the Claimed Amounts with the Escrow Agent, to be set aside in a separate escrow account, in accordance with, and subject to, the terms of the Escrow Agreement pending the resolution of such claims.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)      If to the Purchaser:

                  Day International, Inc.
                  130 West 2nd Street
                  P.O. Box 338
                  Dayton, Ohio 45402
                  Telecopier: (937) 226-0052
                  Attention: Dennis Wolters

                  With a copy (which shall not constitute notice) to:

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, New York  10038
                  Telecopier: (212) 806-6006
                  Attention: Melvin Epstein, Esq.

         (b)      If to the Shareholders:

                  The applicable addresses are set forth on Schedule 2 hereto.

                  With a copy (which shall not constitute notice) to:

                  Calfee, Halter & Griswold LLP
                  1400 McDonald Investment Center
                  800 Superior Avenue
                  Cleveland, Ohio 44114-2688
                  Telecopier: (216) 241-0816
                  Attention: Stephen Kresnye, Esq.

         SECTION 10.2. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.3. Transfer Taxes. The Shareholders shall pay all Transfer Taxes resulting from the sale of the Shares. Purchaser shall prepare and timely file all tax returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable law, Shareholders will join in the execution of any such tax returns or other documents relating to such Transfer Taxes. Purchaser shall provide the Shareholders with copies of each such tax return or other document at least fifteen (15) days prior to the date on which such tax return or other document is required to be filed for review and approval by Shareholders, such approval not to be unreasonably withheld.

         SECTION 10.4. Entire Agreement. Except as otherwise provided herein, this Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.6. Assigns/Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto any and all successors, assigns, or other successors in interest of the Purchaser and the Shareholders. Neither the Shareholders, on the one hand, nor the Purchaser, on the other, shall be entitled to assign this Agreement or any rights hereunder without the written consent of the other party; provided that the Purchaser may assign this Agreement and its rights hereunder and delegate its obligations hereunder to one of its Affiliates and to its lenders for collateral assignment purposes without the consent of any other party.

         SECTION 10.7. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to applicable principles of conflicts of law.

         SECTION 10.9. Disclosure Schedules. The parties acknowledge and agree that the Disclosure Schedules are an integral part of this Agreement. Unless otherwise defined therein, capitalized terms used in the Disclosure Schedule shall have the meanings assigned to them in this Agreement.

         SECTION 10.10. Personal Legal Representation of Shareholders. The parties hereto acknowledge and agree that Calfee, Halter & Griswold LLP ("CHG") is representing and acting on behalf of the Shareholders as a group (but not individually), and not as an attorney for the Company or any Company Subsidiary, in connection with this Agreement and the transactions contemplated herein. The parties hereto consent and agree that CHG shall be allowed to continue to represent the Shareholders personally in all matters, including in any and all matters and disputes adverse to the Purchaser, the Company or the Company Subsidiaries (including matters and disputes arising out of this Agreement) and shall be allowed to use any and all information, including information of or about the Purchaser, the Company or the Company Subsidiaries, which has been made available to it in the course of this transaction

         SECTION 10.11. Counterparts. This Agreement may be executed and delivered in counterparts, including via facsimile, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.12. Venue. Unless the parties to such dispute hereunder otherwise agree, each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought in a state or federal court located in Cuyahoga County, Ohio, and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the exclusive jurisdiction of the aforesaid courts in any such legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the courts referred to in the preceding sentence. Each of the parties hereto agrees that an enforceable judgment in any action or proceeding so brought may be enforced by any court of competent jurisdiction, whether by suit on judgment or in any other manner provided by law or at equity.

                         (Next page is a signature page)

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered as of the date first written above.

                            DAY INTERNATIONAL, INC.

                            By: /s/ Thomas J. Koenig
                               ---------------------
                            Name: Thomas J. Koenig
                            Title: Vice President and CFO

                            SHAREHOLDERS:

                             /s/ Mark E. Barrington
                            ---------------------------------
                            Mark E. Barrington

                             /s/ Glenn M. Hicks
                            ---------------------------------
                            Glenn M. Hicks

                             /s/ Carol Hicks Norcross
                            ---------------------------------
                            Carol Hicks Norcross

                             /s/ Irene Hicks
                            ---------------------------------
                            Irene Hicks

                             /s/ D. Scott Morrison
                            ---------------------------------
                            D. Scott Morrison

                             /s/ Leslie Kay Hoffman
                            ---------------------------------
                            Leslie Kay Hoffman

                            D. Scott Morrison and Leslie Kay Hoffman as Trustees under Trust Agreement dated December 29, 1987, for the benefit of D. Scott Morrison

                             /s/ D. Scott Morrison, Trustee
                            ---------------------------------------
                            D. Scott Morrison, Trustee

                             /s/ Leslie Kay Hoffman, Trustee
                            ---------------------------------------
                            Leslie Kay Hoffman, Trustee

                            D. Scott Morrison and Leslie Kay Hoffman as Trustees under Trust Agreement dated December 31, 1990, for the benefit of D. Scott Morrison

                             /s/ D. Scott Morrison, Trustee
                            ----------------------------------------
                            D. Scott Morrison, Trustee

                             /s/ Leslie Kay Hoffman, Trustee
                            ----------------------------------------
                            Leslie Kay Hoffman, Trustee

                            D. Scott Morrison and Leslie Kay Hoffman as Trustees under Trust Agreement dated December 29, 1987, for the benefit of Leslie Kay Hoffman

                             /s/ D. Scott Morrison, Trustee
                            -----------------------------------------
                            D. Scott Morrison, Trustee

                             /s/ Leslie Kay Hoffman, Trustee
                            -----------------------------------------
                            Leslie Kay Hoffman, Trustee

                            D. Scott Morrison and Leslie Kay Hoffman as Trustees under Trust Agreement dated December 31, 1990, for the benefit of Leslie Kay Hoffman

                             /s/ D. Scott Morrison, Trustee
                            ----------------------------------------
                            D. Scott Morrison, Trustee

                             /s/ Leslie Kay Hoffman, Trustee
                            ---------------------------------------
                            Leslie Kay Hoffman, Trustee

                            Irene Hicks as Trustee of the Hicks Family Trust created under the will of Henry C. Hicks

                             /s/ Irene Hicks
                            ---------------------------------------
                            Irene Hicks, Trustee

With respect to Section 6.11 only:

NETWORK DISTRIBUTION INTERNATIONAL

By: /s/ Mark E. Barrington
    ---------------------------------
Name: Mark E. Barrington
Title: President/CEO

With respect to Section 9.4 only:

MORRISON INK COMPANY

By: /s/ D. Scott Morrison
    ---------------------------------
Name: D. Scott Morrison
Title: President

CARVER GOLF ENTERPRISES, INC.

By: /s/ Glenn M. Hicks
    ---------------------------------
Name: Glenn M. Hicks
Title: President

                                      INDEX

EXHIBITS

A.       Escrow Agreement

B.       Opinion of Stroock & Stroock & Lavan LLP

C.       Opinion of Calfee, Halter & Griswold LLP

D.       Release

SCHEDULES

1.       Capitalization

2.       Shareholders' Addresses

ANCILLARY AGREEMENTS:

1.       Earnout Agreement

2.       Employment Agreement between Day and Mark E. Barrington

3.       Employment Agreement between Day and Robert McCormack

4.       Employment Agreement between Day and D. Scott Morrison

5.       Consulting Agreement between the Company and Glenn M. Hicks

6.       Amendment of Leases:

         6.1      Rockland, MA

         6.2      Cleveland, OH

         6.3      Little Elm, TX

         A copy of the Schedules, Exhibits and Ancillary Documents will be furnished supplementally to the Commission upon request.

                                       -1-